Exhibit 23.1
CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM
     In connection with the foregoing Annual Report on Form 10-K to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion of our report dated March 30, 2011 related to the audit of the Consolidated Financial Statements of VCG Holdings Corp. as of and for the years ended December 31, 2010 and 2009.

Denver, Colorado	/s/ Causey Demgen & Moore Inc.
March 30, 2011